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-------------------------                                                                             ------------------------------
         FORM 5                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB Approval
-------------------------                            WASHINGTON, D.C. 20549                           ------------------------------
[ ] CHECK BOX IF NO                                                                                    OMB Number:        3235-0287
    LONGER SUBJECT TO                                                                                  Expires:   December 31, 2001
    SECTION 16. FORM 4                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    OR FORM 5 OBLIGATIOns                                                                              hours per response.......0.5
    MAY CONTINUE. SEE                                                                                 ------------------------------
    INSTRUCTION 1(B).       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[ ] FORM 3 HOLDINGS           Section 17(a) of the Public Utility Holding Company Act of 1935 or
    REPORTED                          Section 30(f) of the Investment Company Act of 1940
[X] FORM 4 TRANSACTIONS
    REPORTED

(Print or Type Responses)
-------------------------------------------  ----------------------------------------------  ---------------------------------------
1.  Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                Goodrich Petroleum Corp. (GDP)
Malloy           Patrick         E.                                                          [X] Director        [X] 10% Owner
-------------------------------------------  ------------------------  --------------------  [ ] Officer (give   [ ] Other (specify
(Last)          (First)        (Middle)      3. I.R.S. Identification  4. Statement for                   title             below)
                                                Number of Reporting       Month/Year                      below)
                                                Person, if an entity
Malloy Enterprises, Inc.                        (Voluntary)            December 31, 2001
Bay Street at the Waterfront, P.O. Box 1979                                                  ------------------------------------
-------------------------------------------                            --------------------  ---------------------------------------
                (Street)                                               5. If Amendment,      7. Individual or Joint/Group Filing
                                                                          Date of Original            (Check Applicable Line)
                                                                          (Month/Year)       [X] Form Filed by One Reporting Person
                                                                                             [ ] Form Filed by More than One
Sag Harbor         NY          11963                                                             Reporting Person
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(City)          (State)        (Zip)

                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Issuer's       (I)             (Instr. 4)
                             Year)                                                     Fiscal Year       (Instr. 4)
                                                                                       (Instr. 3
                                                                                        and 4)
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                                       Code      V      Amount  (A) or (D)   Price
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Common Stock             5/18/01         A4              105,000     A       $ 5.55                         D
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Common Stock            11/26/01         A4                2,400     A       $ 4.51      2,367,876          D
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Common Stock             11/1/01         A4(1)            74,850     A       $ 4.97         74,850          I (1)        (1)
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1.    The Reporting Person became the beneficial owner of shares held in trust for his daughter, Katherine C. Malloy, on November 1, 2001. The Reporting
      Person disclaims beneficial ownership of all securities held by his daughter's trust.

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                                                                                                                    SEC 2270 (01-02)
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
FORM 5 (continued)
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship of     Indirect
   Deriv-    Exercise    Date       Code      Securities     cisable       Amount        Deriv-   Deriv-      Deriv-      Beneficial
   ative     Price of    (Month/    (Instr.   Acquired (A)   and Expir-    of            ative    ative       ative       Ownership
   Secu-     Deriv-      Day/       8)        or Disposed    ation         Under-        Secu-    Secu-       Security:   (Instr. 4)
   rity      ative       Year)                of (D)         Date          lying         rity     rities      Direct
   (Instr.   Security                         (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     (D) or
   3)                                         4, and 5)      Day/          ties          5)       cially      Indirect
                                                             Year)         (Instr.                Owned       (I)
                                                                           3 and 4)               at End      (Instr.
                                                                                                  of Fiscal   4)
                                                                                                  Year
                                                                                                  (Instr.
                                                                                                   4)
                                    ----------------------------------------------------
                                    Code  V   (A)    (D)    Date     Expir-  Title Amount
                                                           Exercis- ation         or
                                                           able     Date          Number
                                                                                  of
                                                                                  Shares
                                   -----------------------------------------------------
Series A       $0.4125    2/14/01   P4      5,000         immed.    none  Common   2,062.50  $8.00             D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     2/15/01   P4       1,600        immed.    none  Common     660.00  $8.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     2/20/01   P4        2,500       immed.    none  Common   1,031.25  $8.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     2/21/01   P4        3,000       immed.    none  Common   1,237.50   8.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     3/1/01    P4         700        immed.    none  Common     288.75  $8.12                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     3/8/01    P4        1,000       immed.    none  Common     412.50  $8.12                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     6/12/01   P4        5,000       immed.    none  Common   2,062.50  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     6/13/01   P4        5,000       immed.    none  Common   2,062.50  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     6/14/01   P4         500        immed.    none  Common     206.25  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     7/23/01   P4         200        immed.    none  Common      82.50  $8.90                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     8/6/01    P4        1,000       immed.    none  Common     412.50  $8.90                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     8/15/01   P4        3,280       immed.    none  Common   1,353.00  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     8/16/01   P4        10,020      immed.    none  Common   4,133.25  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     8/27/01   P4         500        immed.    none  Common     206.25  $8.99                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     8/30/01   P4         200        immed.    none  Common      82.50  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     9/7/01    P4         400        immed.    none  Common     165.00  $9.00                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125    12/19/01   P4         500        immed.    none  Common     206.25  $8.60                D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125    12/20/01   P4        1,000       immed.    none  Common     412.50  $9.00   122,850      D
Convertible                                                               Stock
Preferred
Stock
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Series A      $0.4125     11/1/01   J4(1)     23,545      immed.    none  Common   9,712.31  $9.05    23,545    I (1)       (1)
Convertible                                                               Stock
Preferred
Stock
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually           /s/ Patrick E. Malloy             1-10-02
        signed.  If space is insufficient, see Instruction 6 for          ------------------------------------  --------------------
        procedure.                                                          ** Signature of Reporting Person              Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                    SEC 2270 (01-02)
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